EXCLUSIVE AGREEMENT

This Exclusive Agreement (“Agreement”) by and between LASERLOCK TECHNOLOGIES (“LL”) located at 837 Lindy Lane, Bala Cynwyd, PA 19004 and ARTHUR BLANK & COMPANY, INC., (“AB”) located at 225 Rivermoor Street, Boston, MA 02132 is entered into this 23rd day of June, 2008.

This Agreement will describe the terms and conditions of the worldwide agreement reached between AB and LL for the exclusive use of specific applications of LL’s color changing proprietary pigments defined as WHYTELITE® (“WL”) technology.

1. General Provisions
a.) this Agreement shall apply to AB as well as all companies directly or indirectly owned by ABN Corp worldwide, For sake of clarification, all references in this Agreement to AB shall include all AB affiliated companies as described in the preceding sentence. The initial term of this Agreement shall be effective July 1, 2008 and terminate on December 31, 2009 and may be extended by reaching predefined goals in this Agreement;
b.) the royalty rate paid by AB to LL for WL pigment shall be $[The confidential material contained herein has been omitted and has been separately filed with the Commission.] per thousand products shipped and paid for, less normal returns and allowances;
c.) the exclusivity will automatically expire on December 31, 2009 unless a minimum of $[The confidential material contained herein has been omitted and has been separately filed with the Commission.] in royalty income is generated and paid to LL during the initial term of the Agreement.

2. Exclusive Products
a.) Except as limited by Section 3, the exclusive products shall be defined as all plastic cards printed with WL pigments;
b.) exclusivity shall include plastic cards in all markets AB serves without restriction (including the casino industry); and including but not limited to driver’s licenses, loyalty and gift cards, as well as financial, telephone, promotional, access, security, Passport and Border Crossing Cards, membership and association industries;
c.) products shall include all size and shape form factors that AB manufactures; including but not limited to cards, keytags, RAC® Cards, signage and shapes;
d.) for sake of clarification plastic shall mean, for example but not limited to: PVC, PET, PLA, Styrene, Teslin, Polycarbonate and plant based plastics.

3. Exclusions to Exclusivity
The exclusivity described in Section 2, above, shall not apply to the following:
a.) The American Express card;
b.) All applications/products not using plastic as a substrate.

4. Pricing
a.) $[The confidential material contained herein has been omitted and has been separately filed with the Commission.] per kilo FOB warehouse; all pigment orders to be accompanied by a PO, terms net 30 days; the $[The confidential material contained herein has been omitted and has been separately filed with the Commission.] per kilo price will remain constant for the initial term of the Agreement;
b.) after the initial term of this Agreement, the price per kilo may be increased but only based on price increases to LL for the cost of WL and/or its components
c.) Pigment may only be used for the AB manufactured products described in Section 2.

5. License Renewal / Extension
a.) Upon expiration of this Agreement, any AB customers which have been sold products incorporating the WL pigments during the course of the Agreement will remain exclusive AB customers for a further two year period and LL agrees to continue to provide WL pigments (subject to price increases in item 4 (b), above) to AB to service these customers and LL will continue to receive royalties on these sales at the rate of $6 per thousand products;
b.) This Agreement shall automatically renew for four additional one year periods if the royalties paid to LL during the prior period shall meet or exceed the amounts shown below:

In order to automatically renew for the period January 1, 2010 to December 31, 2010 royalties paid during the immediately prior license period must be $[The confidential material contained herein has been omitted and has been separately filed with the Commission.].

In order to automatically renew for the period January 1, 2011 to December 31, 2011 royalties paid during the immediately prior license period must be $[The confidential material contained herein has been omitted and has been separately filed with the Commission.].

In order to automatically renew for the period January 1, 2012 to December 31, 2012 royalties paid during the immediately prior license period must be $[The confidential material contained herein has been omitted and has been separately filed with the Commission.].

In order to automatically renew for the period January 1, 2013 to December 31, 2013 royalties paid during the immediately prior license period must be $[The confidential material contained herein has been omitted and has been separately filed with the Commission.].

This Agreement automatically expires on December 31, 2013;

c.) Should the royalty payments in any year not meet the minimum thresholds set forth in Section 5b) above, AB may pay LL the difference between the actual amount of royalties paid and the minimum royalties due for that period and, if AB does make such a payment, the exclusivity shall remain in effect for the next one year renewal period.

d.) The royalty rate shall remain $[The confidential material contained herein has been omitted and has been separately filed with the Commission.] per thousand products for the entire term of the Agreement and any renewals/extensions; unless otherwise agreed in writing on an individual order basis.

6. WHYTELITE® Trademark
a.) AB shall be entitled, but not obligated, to use the companies Registered Trademark WHYTELITE®.

7. Reporting Obligations
a.) AB agrees to provide LL quarterly royalty statements no later than 30 days after the close of each calendar quarter together with payment for any sales made during the quarter; all royalty report are subject to audit by LL and if errors of greater than 5% are found AB will pay for the cost of the audit.
b.) AB agrees to provide quarterly sales & marketing progress reports at the close of each quarter during the initial term of this Agreement.

8. General Provisions
a.) This Agreement is to be governed by Massachusetts law and all disputes under this Agreement will be heard in the federal or state courts located in Massachusetts.
b.) Neither LL nor AB may assign this Agreement except in connection with the sale of all or substantially all of the business on the party seeking to assign this Agreement.
c.) LL hereby indemnifies and holds AB harmless from and against any and all claims, demands, actions, causes of action, suits, proceedings, damages, liabilities and reasonable costs and expenses including reasonable attorneys’ fees, relating to or arising out of a claims that the use of the LL pigments violate the intellectual property rights of any third party.
d.) The Confidential Agreement dated October 4, 2007 between AB and LL remains in full force and effect
e.) Any notices required to be given under this Agreement should be given to a party at the address set forth at the start of this Agreement and sent to the attention of the person signing this Agreement. Notice will be effective if sent US Mail or by overnight delivery service, providing a receipt of delivery is generated in all cases.

IN WITNESS WHEREOF, the parties LL and AB hereto have executed this Agreement as of the date first written above.

/s/ Norman A. Gardner	/s/ Eric Blank
Agreed & Accepted Laser Lock Technologies Per Norman A. Gardner Chairman & Chief Executive Officer	Agreed & Accepted Arthur Blank & Co., Inc. Per Eric Blank Executive Vice President